Exhibit 99.1

NEWS RELEASE

Contact:	Barry Sievert Vice President, Investor Relations (214) 303-3437

DEAN FOODS REPORTS SECOND QUARTER 2011 RESULTS

Second Quarter Loss per Share of $0.28 Includes Charge Related to Tennessee Litigation;

Company Reports Adjusted Diluted Earnings per Share of $0.18

Third Quarter Guidance of $0.12-$0.17 per Adjusted Diluted Share; Full Year Guidance Reiterated at

$0.67-$0.75 per Adjusted Diluted Share

DALLAS, August 4, 2011 – Dean Foods Company (NYSE: DF) announced today that the Company reported a loss of $0.28 per diluted share, as compared to second quarter 2010 earnings of $0.25 per diluted share. The loss per share in the quarter includes a $131 million charge related to the previously disclosed Tennessee dairy farmer class action litigation. On an adjusted basis, second quarter 2011 diluted earnings per share were $0.18, compared to $0.29 per adjusted diluted share in the prior year’s second quarter. A full reconciliation between GAAP earnings per share and adjusted earnings per share is provided in the tables below.

For the second quarter of 2011, the net loss attributable to Dean Foods totaled $51 million, compared to net income of $45 million in the prior year’s second quarter. Adjusted net income for the second quarter was $32 million, compared to adjusted net income of $53 million in the second quarter of 2010.

“In many ways the second quarter of 2011 is a continuation of the trends we have seen over the last several quarters.” said Gregg Engles, Chairman and CEO. “WhiteWave-Alpro again posted strong results and Fresh Dairy Direct-Morningstar continued to make progress toward profit stability against a backdrop of weak industry volumes. We continued to execute our plan to drive costs out of the business and progress in this area has been solid.”

CONSOLIDATED NET SALES

Net sales for the second quarter totaled $3.3 billion, compared to $3.0 billion of net sales in the second quarter of 2010. Net sales for the second quarter increased due to the pass-through of higher dairy and overall commodity costs that were partially offset by lower volumes at Fresh Dairy Direct-Morningstar, as well as continued solid sales growth at WhiteWave-Alpro.

CONSOLIDATED OPERATING INCOME / LOSS

Consolidated operating loss in the second quarter totaled $16 million, compared to consolidated operating income of $125 million in the second quarter of 2010. Second quarter consolidated adjusted operating income totaled $114 million, compared to $133 million in the second quarter of 2010. The decline in second quarter consolidated adjusted operating income was due to a $31 million decline in operating income at Fresh Dairy Direct-Morningstar, offset by $6 million of operating income growth at WhiteWave-Alpro, and a $6 million decline in corporate expense driven by the Company’s ongoing cost savings initiatives.

Summary of Dean Foods Second Quarter 2011 Operating Results

	Q2 2011 $ millions (except EPS)	Y/Y Change
Consolidated Adjusted Operating Income	$114	-14%
Interest Expense	$63	+30%
Consolidated Adjusted Net Income	$32	-40%
Adjusted Diluted Earnings per Share	$0.18	-38%

FRESH DAIRY DIRECT-MORNINGSTAR

Fresh Dairy Direct-Morningstar fluid milk volumes decreased by 1.1% in the second quarter, compared to the overall industry that experienced a volume decline of approximately 1.9% on a year-over-year basis, based on USDA data and Company estimates. The Company’s outperformance of the industry was driven primarily by the addition of new customers. Other product categories served by Fresh Dairy Direct-Morningstar remained soft, including ice cream, cottage cheese and sour cream. Total volumes from the Fresh Dairy Direct-Morningstar segment declined 4.3% from the second quarter of 2010, including the impact from the divestiture of its yogurt businesses. The soft volume in the quarter was offset by the pass-through of higher average commodity costs, resulting in Fresh Dairy Direct-Morningstar net sales of $2.8 billion, a 12% increase from $2.5 billion in net sales for the second quarter of 2010. The second quarter average Class I mover, a measure of the Company’s cost of milk, was $19.83 per hundred-weight, 21% above the previous quarter and 41% above the second quarter of 2010.

Second Quarter 2011 Fresh Dairy Direct-Morningstar Summary

	Q2 2011 $ millions	Y/Y Change
Fluid Milk Volume	—	-1.1%
Operating Income	$116	-21%
Class I Mover	$19.83/cwt.	+41%
Class II Butterfat	$2.28/lb.	+36%

Fresh Dairy Direct-Morningstar operating income in the second quarter was $116 million, a decrease of 21% from the $147 million reported in the second quarter of 2010. Volume weakness across the portfolio offset progress toward the Company’s cost reduction initiatives, resulting in the decline in operating income in the quarter.

WHITEWAVE – ALPRO

For the second quarter of 2011, the WhiteWave-Alpro segment reported net sales of $514 million, 12% above second quarter 2010 net sales of $459 million due to continued strong growth across the product portfolio. Among the key brands at WhiteWave-Alpro, net sales of Horizon Organic® branded milk increased mid-teens in the second quarter. Branded creamer sales, which includes both International Delight® and LAND O LAKES® creamers, also increased mid-teens on continued strength behind International Delight innovation. Silk® sales increased mid-single digits on continued strength of Silk PureAlmond® and Silk PureCoconut®. Alpro sales increased low-single digits in the quarter on a constant currency basis, and mid-teens after currency translation.

Second Quarter 2011 WhiteWave-Alpro Summary

	Q2 2011 $ millions	Y/Y Change
Net Sales	$514	+12%

Adjusted Operating Income	$47	+14%

Segment operating income in the second quarter for WhiteWave-Alpro was $44.1 million, 13% above the $39.1 million reported in second quarter of 2010. On an adjusted basis, which excludes the impact of the 50% interest in the Hero/WhiteWave joint venture that WhiteWave does not own, the segment reported operating income of $46.6 million, an increase of 14% from $41.0 million in the second quarter of 2010.

CORPORATE EXPENSE

Second quarter 2011 corporate expense totaled $48.6 million, compared to $54.4 million in the second quarter of 2010. The reduction in corporate expense was driven by management’s concerted efforts to reduce costs.

COST REDUCTION

Reducing selling, general and administrative (SG&A) expense, excluding incentive compensation and advertising expense, is an area of focus for the Company in 2011. Management expects to reduce these costs by $60 million on an annualized run-rate basis by year-end. In the second quarter these costs were approximately $30 million below second quarter 2010 levels on an annualized basis. The Company also continues to make strong progress toward its initiative to reduce supply chain costs by $125 million in 2011, completing its $300 million cost reduction program that began in 2009.

CASH FLOW

Net cash provided by continuing operations for the six months ended June 30, 2011 totaled $180 million, compared to $243 million through the second quarter of 2010. Free cash flow provided by continuing operations, which is defined as net cash provided by continuing operations less capital expenditures, totaled $61 million for the first six months of 2011, compared to $131 million over the same period in 2010. A reconciliation between net cash provided by continuing operations and free cash flow provided by continuing operations is provided in the tables below.

Year-to-date capital expenditures totaled $119 million, compared to $113 million through the first six months of 2010. Total debt outstanding, net of cash on hand, decreased by $262 million from December 31, 2010 levels. Debt repayment has been augmented by the receipt of proceeds from the sale of two yogurt businesses and a $62 million tax refund, offset by the funding of the previously announced Vermont litigation settlement in the second quarter. Total debt at June 30, 2011, net of $116 million cash on hand, was $3.7 billion. The Company’s funded debt to EBITDA ratio, as defined by its credit agreements, was 4.95x as of the end of the second quarter versus a maximum leverage ratio covenant of 5.75x. The current maximum leverage ratio remains in effect until the end of March 2012, when it steps down to 5.50x. The Company continues to focus on reducing its overall leverage and expects to exit 2011 with a leverage ratio of 4.75x or below.

LITIGATION SETTLEMENT

On July 12th, the Company announced that it had reached an agreement with the class plaintiffs to settle litigation brought on behalf of a class of dairy farmers in various Southeastern states. The case had been scheduled for trial beginning in August 2011.

The United States District Court for the Eastern District of Tennessee preliminarily approved the class-wide settlement agreement on July 14, 2011 and stayed the dairy farmer action against Dean. The proposed settlement agreement requires a total payment of up to $140 million over a period of four to five years, for distribution to dairy farmer class members in a number of Southeastern states. Following preliminary approval, Dean Foods made an initial payment of $60 million into an escrow account, to be distributed following the Court’s final approval, and issued a standby letter of credit for the remaining $80 million. The agreement calls for the Company to make a payment of up to $20 million on each of the following four anniversaries of the final approval date.

On July 28, 2011, the Court issued an order partially decertifying the dairy farmer plaintiff class with which the Company had previously settled. The plaintiffs have filed a motion that the Court re-consider its decertification order. In order to pursue certainty regarding the settlement agreement, the Company plans to file a motion with the Court concerning the impact of this order, including whether the settlement agreement remains appropriately and adequately enforceable against the entire original plaintiff class. Until the Company has further clarification, there can be no assurance that the settlement agreement will receive final approval in its current form, or at all.

The Company took a pretax charge of $131 million in the second quarter related to the settlement agreement.

FORWARD OUTLOOK

WhiteWave-Alpro continues to perform well, and management expects full-year operating income growth in the low to mid-teens.

Fresh Dairy Direct-Morningstar’s business continues to stabilize in many ways. The Company continues to cut costs across the supply chain, as well as in core SG&A.

“Consistent with our previous comments, our biggest concern over the balance of the year continues to be the volume weakness across conventional dairy categories, which has worsened in recent periods,” continued Mr. Engles. “Due to the heavy fixed-cost nature of our business, relatively small changes in volumes drive meaningful changes in bottom-line performance. We believe a recovery in volumes will not happen until the employment picture improves, particularly among the less-affluent, who continue to struggle. In the interim, our best course of action is to continue driving structural costs out of the business to offset the deleveraging effects of soft volumes.

“Given current category performance, we expect the new business we added in the second quarter, a more stable pricing environment, and our cost reduction initiatives to drive continued stabilization of Fresh Dairy Direct-Morningstar results into the third and fourth quarter, with normal seasonality driving stronger performance in the fourth quarter.

This, combined with expectations for continued solid growth from WhiteWave-Alpro and the accumulating benefits of our SG&A cost reduction initiatives, should result in earnings consistent with, to slightly above 2010 levels in the third quarter. We expect to return to year-over-year adjusted earnings per share growth in the fourth quarter.

“More specifically, for the third quarter we are expecting adjusted diluted earnings of between $0.12 and $0.17 per share. With this in mind, we are reaffirming our previous full year guidance of between $0.67 and $0.75 per adjusted diluted share.”

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held at 9:30 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company’s website at www.deanfoods.com/investors. A slide presentation will accompany the webcast.

ABOUT DEAN FOODS

Dean Foods is one of the leading food and beverage companies in the United States and a European leader in branded soy foods and beverages. The Company’s Fresh Dairy Direct-Morningstar segment is the largest U.S. processor and distributor of milk, creamer, and cultured dairy products. These offerings are marketed under more than 50 local and regional dairy brands, as well as through private labels. The WhiteWave-Alpro segment produces and sells an array of branded dairy, soy and plant-based beverages and foods. WhiteWave brands, including Silk® soy and almond milk, Horizon Organic® milk and dairy products, International Delight® coffee creamers, and LAND O LAKES® creamers, are category leaders and consumer favorites. Alpro is the pan-European leader in branded soy food products.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income, adjusted diluted earnings per share, debt covenant compliance, cost reduction strategies, divestitures and expected financial performance and the status of our litigation matters. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted cost reductions, sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACT: Corporate Communications, Marguerite Copel, +1-214-721-7766; or Investor Relations, Barry Sievert, +1-214-303-3438

(Tables to follow)

# # #

DEAN FOODS COMPANY

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	GAAP		ADJUSTED
	Three months ended June 30,		Three months ended June 30,
	2011	2010	2011		2010

Net sales	$3,298,808	$2,954,653	$3,298,808		$2,954,653
Cost of sales	2,539,247	2,203,230	2,539,247		2,203,230

Gross profit	759,561	751,423	759,561		751,423

Operating costs and expenses:
Selling and distribution	492,094	457,705	492,094		457,705
General and administrative	153,645	159,423	152,985	(a) (e)	159,423
Amortization of intangibles	2,637	2,807	2,637		2,807
Facility closing and reorganization costs	21,226	6,509	—	(b)	—	(b)
Litigation settlement	131,300	—	—	(c)	—
Other operating income	(24,898)	—	—	(a)	—
Loss attributable to non-controlling interest in Hero JV	—	—	(2,463	) (d)	(1,897	) (d)

Total operating costs and expenses	776,004	626,444	645,253		618,038

Operating income (loss)	(16,443)	124,979	114,308		133,385

Interest expense	63,493	55,369	63,493		48,668	(f)
Other income, net	(707)	(306)	(710)		(306)

Income (loss) from continuing operations before income taxes	(79,229)	69,916	51,525		85,023

Income tax expense (benefit)	(26,209)	26,455	19,242	(g)	31,544	(g)

Income (loss) from continuing operations	(53,020)	43,461	32,283		53,479
Loss from discontinued operations, net of tax	—	(609)	—		—	(h)

Net income (loss)	(53,020)	42,852	32,283		53,479
Net loss attributable to non-controlling interest	2,507	1,935	—	(d)	—	(d)

Net income (loss) attributable to Dean Foods Company	$(50,513)	$44,787	$32,283		$53,479

Average common shares:
Basic	183,360	181,636	183,360		181,636
Diluted	183,360	182,391	184,144	(i)	182,391

Basic earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(0.28)	$0.25	$0.18		$0.29
Income (loss) from discontinued operations attributable to Dean Foods Company	—	—	—		—

Net income (loss) attributable to Dean Foods Company	$(0.28)	$0.25	$0.18		$0.29

Diluted earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(0.28)	$0.25	$0.18		$0.29
Income (loss) from discontinued operations attributable to Dean Foods Company	—	—	—		—

Net income (loss) attributable to Dean Foods Company	$(0.28)	$0.25	$0.18		$0.29

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	GAAP		ADJUSTED
	Six months ended June 30,		Six months ended June 30,
	2011	2010	2011		2010

Net sales	$6,348,662	$5,915,796	$6,348,662		$5,915,796
Cost of sales	4,838,819	4,416,579	4,838,819		4,416,579

Gross profit	1,509,843	1,499,217	1,509,843		1,499,217

Operating costs and expenses:
Selling and distribution	977,896	930,432	977,896		930,432
General and administrative	318,307	310,388	309,796	(a) (e)	310,388
Amortization of intangibles	5,375	5,670	5,375		5,670
Facility closing and reorganization costs	31,869	8,060	—	(b)	—	(b)
Litigation settlement	131,300	—	—	(c)	—
Other operating income	(44,388)	—	—	(a)	—
Loss attributable to non-controlling interest in Hero JV	—	—	(4,300	) (d)	(4,111	) (d)

Total operating costs and expenses	1,420,359	1,254,550	1,288,767		1,242,379

Operating income	89,484	244,667	221,076		256,838

Interest expense	128,763	113,438	128,763		106,737	(f)
Other income, net	(755)	(485)	(755)		(485)

Income (loss) from continuing operations before income taxes	(38,524)	131,714	93,068		150,586

Income tax expense (benefit)	(8,886)	48,442	35,976	(g)	54,121	(g)

Income (loss) from continuing operations	(29,638)	83,272	57,092		96,465
Gain on sale of discontinued operations, net of tax	—	1,837	—		—	(h)
Loss from discontinued operations, net of tax	—	(1,342)	—		—	(h)

Net income (loss)	(29,638)	83,767	57,092		96,465
Net loss attributable to non-controlling interest	4,388	4,172	—	(d)	—	(d)

Net income (loss) attributable to Dean Foods Company	$(25,250)	$87,939	$57,092		$96,465

Average common shares:
Basic	183,090	181,436	183,090		181,436
Diluted	183,090	183,116	183,875	(i)	183,116

Basic earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(0.14)	$0.48	$0.31		$0.53
Income (loss) from discontinued operations attributable to Dean Foods Company	—	—	—		—

Net income (loss) attributable to Dean Foods Company	$(0.14)	$0.48	$0.31		$0.53

Diluted earnings (loss) per common share:
Income (loss) from continuing operations attributable to Dean Foods Company	$(0.14)	$0.48	$0.31		$0.53
Income (loss) from discontinued operations attributable to Dean Foods Company	—	—	—		—

Net income (loss) attributable to Dean Foods Company	$(0.14)	$0.48	$0.31		$0.53

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30, 2011	December 31, 2010
ASSETS

Cash and cash equivalents	$115,807	$92,007
Other current assets	1,621,280	1,724,209

Total current assets	1,737,087	1,816,216

Property, plant and equipment, net	2,072,442	2,113,391

Intangibles and other assets	4,020,528	4,027,060

Total Assets	$7,830,057	$7,956,667

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities, excluding debt	$1,313,335	$1,266,715

Total long-term debt, including current portion	3,828,876	4,067,525

Other long-term liabilities	1,154,014	1,108,359

Total Dean Foods Company stockholders’ equity	1,518,727	1,499,525
Non-controlling interest	15,105	14,543

Total stockholders’ equity	1,533,832	1,514,068

Total Liabilities and Stockholders’ Equity	$7,830,057	$7,956,667

DEAN FOODS COMPANY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six months ended June 30,
	2011	2010
Operating Activities
Net cash provided by continuing operations	$179,648	$243,486
Net cash provided by discontinued operations	—	793

Net cash provided by operating activities	179,648	244,279

Investing Activities
Payments for property, plant and equipment	(118,754)	(112,893)
Proceeds from divestitures	185,713	—
Proceeds from sale of fixed assets	4,685	5,081

Net cash provided by (used in) continuing operations	71,644	(107,812)
Net cash used in discontinued operations	—	(133)

Net cash provided by (used in) investing activities	71,644	(107,945)

Financing Activities
Net repayment of debt	(239,539)	(88,654)
Payments of financing costs	—	(34,234)
Issuance of common stock, net	3,848	1,586
Capital contribution from non-controlling interest	4,950	4,621

Net cash used in financing activities	(230,741)	(116,681)

Effect of exchange rate changes on cash and cash equivalents	3,249	(3,596)

Increase in cash and cash equivalents	23,800	16,057
Cash and cash equivalents, beginning of period	92,007	45,190

Cash and cash equivalents, end of period	$115,807	$61,247

Computation of Free Cash Flow provided by continuing operations

Net cash provided by continuing operations	$179,648	$243,486

Net additions to property, plant and equipment	(118,754)	(112,893)

Free cash flow provided by continuing operations	$60,894	$130,593

DEAN FOODS COMPANY

Segment Information and Reconciliation of GAAP to Adjusted Earnings

(Unaudited)

(In thousands)

	Three months ended June 30, 2011
	GAAP	Asset write-down & (gain) loss on sales of assets (a)	Facility closing & reorganization costs (b)	Litigation settlement (c)	Non-controlling interest in Hero JV (d)	Other adjustments (e) (f) (h)	Adjusted

Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$115,705	$—	$—	$—	$—	$—	$115,705
Whitewave - Alpro	44,101	—	—	—	2,463	—	46,564
Corporate	(48,621)	266	—	—	—	394	(47,961)
Facility closing and reorganization costs	(21,226)	—	21,226	—	—	—	—
Litigation settlement	(131,300)	—	—	131,300	—	—	—
Other operating income	24,898	(24,898)	—	—	—	—	—

Total operating income (loss)	$(16,443)	$(24,632)	$21,226	$131,300	$2,463	$394	$114,308

Net income (loss) attributable to Dean Foods Company (g)	$(50,513)	$(15,869)	$13,874	$84,537	$—	$254	$32,283

Diluted earnings (loss) per share (i)	$(0.28)	$(0.08)	$0.08	$0.46	$—	$—	$0.18

	Three months ended June 30, 2010
	GAAP	Asset write-down & (gain) loss on sales of assets (a)	Facility closing & reorganization costs (b)	Litigation settlement (c)	Non-controlling interest in Hero JV (d)	Other adjustments (e) (f) (h)	Adjusted

Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$146,799	$—	$—	$—	$—	$—	$146,799
Whitewave - Alpro	39,057	—	—	—	1,897	—	40,954
Corporate	(54,368)	—	—	—	—	—	(54,368)
Facility closing and reorganization costs	(6,509)	—	6,509	—	—	—	—

Total operating income	$124,979	$—	$6,509	$—	$1,897	$—	$133,385

Net income attributable to Dean Foods Company (g)	$44,787	$—	$3,963	$—	$—	$4,729	$53,479

Diluted earnings per share	$0.25	$—	$0.02	$—	$—	$0.02	$0.29

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Segment Information and Reconciliation of GAAP to Adjusted Earnings

(Unaudited)

(In thousands)

	Six months ended June 30, 2011
	GAAP	Asset write-down & (gain) loss on sales of assets (a)	Facility closing & reorganization costs (b)	Litigation settlement (c)	Non-controlling interest in Hero JV (d)	Other adjustments (e) (f) (h)	Adjusted

Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$227,187	$—	$—	$—	$—	$—	$227,187
Whitewave - Alpro	90,192	—	—	—	4,300	—	94,492
Corporate	(109,114)	8,117	—	—	—	394	(100,603)
Facility closing and reorganization costs	(31,869)	—	31,869	—	—	—	—
Litigation settlement	(131,300)	—	—	131,300	—	—	—
Other operating income	44,388	(44,388)	—	—	—	—	—

Total operating income	$89,484	$(36,271)	$31,869	$131,300	$4,300	$394	$221,076

Net income (loss) attributable to Dean Foods Company (g)	$(25,250)	$(22,872)	$20,423	$84,537	$—	$254	$57,092

Diluted earnings (loss) per share (i)	$(0.14)	$(0.12)	$0.11	$0.46	$—	$—	$0.31

	Six months ended June 30, 2010
	GAAP	Asset write-down & (gain) loss on sales of assets (a)	Facility closing & reorganization costs (b)	Litigation settlement (c)	Non-controlling interest in Hero JV (d)	Other adjustments (e) (f) (h)	Adjusted

Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$273,570	$—	$—	$—	$—	$—	$273,570
Whitewave - Alpro	81,381	—	—	—	4,111	—	85,493
Corporate	(102,224)	—	—	—	—	—	(102,225)
Facility closing and reorganization costs	(8,060)	—	8,060	—	—	—	—

Total operating income	$244,667	$—	$8,060	$—	$4,111	$—	$256,838

Net income attributable to Dean Foods Company (g)	$87,939	$—	$4,902	$—	$—	$3,624	$96,465

Diluted earnings per share	$0.48	$—	$0.03	$—	$—	$0.02	$0.53

*	See notes to Earnings Release Tables

For the three and six months ended June 30, 2011 and 2010, the adjusted results and certain other non-GAAP financial measures differ from the Company’s results under GAAP by excluding the following:

(a)	The adjustment reflects the elimination of a net gain resulting from the sale of our Mountain High and private label yogurt operations, which closed on February 1, 2011 and April 1, 2011, respectively. This gain was offset by charges recorded in conjunction with the pending divestiture of our fluid milk operations at our manufacturing facility in Waukesha, Wisconsin as a result of the settlement, subject to court approval, of the Department of Justice civil action related to our acquisition of Foremost Farms, as well as the pending sale and cease of use of certain corporate assets.

(b)	The adjustment reflects the elimination of charges related to announced facility closings and reorganization costs.

(c)	The adjustment reflects the elimination of a charge associated with potential current and future payments related to a settlement agreement reached with the plaintiffs in the previously disclosed dairy farmer class action lawsuit filed in the United States District Court for the Eastern District of Tennessee. The settlement agreement, which has received preliminary court approval, is subject to final approval by the court.

(d)	The results of operations for the Hero/WhiteWave joint venture have been consolidated for financial reporting purposes. The adjustment reflects the operating loss attributable to the 50% interest in the Hero/WhiteWave joint venture that we do not own.

(e)	The adjustment reflects the elimination of transaction-related fees on acquisitions and divestitures that have closed or are expected to close.

(f)	The adjustment reflects financing costs expensed in association with the amendment of our senior secured credit facility in June 2010.

(g)	The adjustment reflects the income tax impact for income from continuing operations before income taxes on adjustments (a) through (f).

(h)	The adjustment reflects the elimination of discontinued operations, net of tax.

(i)	The adjustment reflects an add-back of the dilutive shares for the three and six month periods ended June 30, 2011, which were anti-dilutive for GAAP purposes.